UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section l3 and l5(d) of the Securities Exchange Act of l934

September 4, 2008
Date of report (date of earliest event reported)

GATEWAY TAX CREDIT FUND, LTD.
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-17711	59-2852555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway	St. Petersburg, FL 33716
(Address of Principal Executive Offices)	(Zip Code)

(727) 567-4830
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On September 3, 2008, Gateway Tax Credit Fund, Ltd, (the “Registrant” or “Gateway”) completed the disposition of its limited partner equity investment in Crosstown Seniors Limited Dividend Housing Association Limited Partnership (“Crosstown”).  Crosstown is a limited partnership which Gateway invested in as a limited partner in April 1989.  Crosstown operates a 201 unit apartment complex which qualified for low-income housing tax credits under Section 42 of the Internal Revenue Code. The properties owned by Crosstown are located in Kalamazoo, Michigan.  Crosstown has completed the 15 year tax credit compliance period and there is no risk of recapture of tax credits.

Under the terms of the sale transaction, Crosstown was sold to Frontier Development Group, LLC, an unrelated third party to both Gateway and the general partners of Crosstown, for the sum of $5,000,000 in cash.  After payment of Crosstown's mortgage loan balance, other liabilities, closing costs of the sale, and the general partners of Crosstown’s share of the residual sale proceeds, the net proceeds due Gateway for its investment in Crosstown approximate $1,325,000 or $51.83 per limited partnership unit.  These net proceeds will be distributed to Gateway’s investors within 60-days.  Gateway will recognize a gain on the sale of Crosstown of approximately $1,031,000 in the fiscal year 2009 second quarter financial statements.

Exhibit No. Description

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GATEWAY TAX CREDIT FUND, LTD.
(A Florida Limited Partnership)
By: Raymond James Tax Credit Funds, Inc.
(the Managing General Partner)

Date: September 4, 2008	By: /s/ Jonathan Oorlog Name: Jonathan Oorlog
Vice President and Chief Financial Officer
Raymond James Tax Credit Funds, Inc.
(the Managing General Partner)